                                                                   Exhibit 10.73

                            EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is entered into on June 16, 2000, by and between KRAMONT REALTY TRUST a Maryland real estate investment trust with offices at Plymouth Plaza, Suite 200, 580 West Germantown Pike, Plymouth, PA
19462 (the "Company"), and LOUIS P. MESHON, SR. ("Executive").

                                 BACKGROUND:

     Executive is employed as the President of C V Reit, Inc. and of its
controlled affiliates      pursuant to an employment agreement dated December
31, 1997 between Montgomery CV Trust and Executive.  C V Reit, Inc. and
Kranzco Realty Trust have entered into an agreement dated December 10, 1999
(the "Reorganization Agreement") pursuant to which, as a result of various transactions, the business and properties of C V Reit, Inc. and Kranzco
Realty Trust will be merged and combined in an "Upreit Structure" in which
Kramont Realty Trust will be the surviving company.  Effective upon the
Effective Time (as defined in the Reorganization Agreement) the Company desires to employ Executive as its President and Chief Executive Officer and
Executive desires to accept such employment, on the terms and conditions of this Agreement.  Effective upon the Effective Time, this Agreement shall supersede the aforementioned employment agreement dated December 31, 1997.

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and intending to be legally bound hereby, the parties agree as follows:

     1.   Employment.

     The Company hereby offers and Executive hereby accepts employment as the
President and Chief Executive Officer of the Company on the terms and conditions contained herein.  It is understood that Executive shall simultaneously serve as Chief Executive Officer of all controlled affiliates of the Company and as a director or trustee (as applicable) of the Company and of any controlled affiliates, for no additional compensation.

     2.   Duties.

     As President and Chief Executive Officer the Executive shall be responsible for the operations and the management of the Company and its controlled affiliates under the supervision of the Board of Trustees of the
Company.  Executive shall have the power to hire and/or terminate all officers, executives and employees of the Company.  All officers, executives and employees of the Company shall, either directly or through subordinates, report to Executive.  Executive shall report directly to the Board of
Trustees of the Company and shall have such duties and authority as are consistent with his position of President and Chief Executive Officer.
Executive will devote his entire business time and efforts to his duties hereunder, subject to his health and his community and charitable interests, and shall fulfill those duties faithfully and responsibly and to further the best interests of the Company.

     3.   Term.

     Subject to the provisions of Paragraph 7 of this Agreement, the initial term of Executive's employment shall commence at the Effective Time and shall end on the fifth anniversary of the Effective Time (the "Initial Term of
Employment") .  At the expiration of the Initial Term of Employment, the term of employment under this Agreement shall continue for successive one (1) year periods unless Executive's employment is terminated as provided in Paragraph
7 of this Agreement or unless either the Company or Executive shall have given the other at least ninety (90) days' written notice prior to the termination of the then current term of Executive's employment of his or its desire to terminate this Agreement at the termination of the then current period.

     4.   Base Salary and Bonuses.

     During the term of employment, the Company shall compensate the
Executive in the following manner:

          (a)  Base Salary.  The Company shall compensate Executive at the base salary of $325,000 per annum ("Base Salary"), payable in by-weekly or such other installments, not less frequently than monthly, as the Company may establish from time to time for executive employees of the Company.

          (b)  Discretionary Salary Review.  The Board of Trustees of the
Company may in their sole discretion at any time increase the Base Salary or other compensation of Executive.

          (c)  Performance Bonus.  In addition to the Base Salary and any other compensation provided under this Agreement, the Company will pay to
Executive a Performance Bonus for each calendar year (or portion thereof).
During the term of this Agreement the Performance Bonus shall be determined by the Company's independent auditor and shall be paid to the Executive not later than 100 days after the calendar year.  The Performance Bonus shall be in an amount calculated as follows:  if the FFO Per Share (as hereinafter defined) shall be no less than $1.50 and no more than $1.60, the Performance
Bonus shall be $200,000.  If the FFO Per Share shall be more than $1.60, the
Performance Bonus shall be $200,000 plus $10,000 for each one cent the FFO
Per Share exceeds $1.60 up to $1.80 and $5,000 for each one cent the FFO Per
Share exceeds $1.80.  If the FFO Per Share shall be less than $1.50, the
Performance Bonus shall be reduced from $200,000 by $10,000 for each one cent that the FFO Per Share is less than $1.50, so that at an FFO Per Share of
$1.30 or less, the Executive shall not be entitled to any Performance Bonus.
In determining the Performance Bonus for any portion of a calendar year, the
FFO Per Share during the portion of the calendar which is included in the
Executive's term of employment shall be annualized and the amount of the
Performance Bonus shall be that fraction of the amount determined pursuant to the immediately preceding sentences as the number of days during the term of employment is over 365.

               "FFO Per Share" for any calendar year (or portion thereof)
means the "Funds From Operations" (as hereinafter defined) of the Company for such calendar year (or such portion), as shown in the financial statements prepared in the ordinary course of business in accordance with the guidelines of the National Association of Real Estate Investment Trusts ("NAREIT"),
divided by a number equal to the weighted average number of fully diluted shares during such year as shown on such financial statements without giving effect to any stock splits, stock dividends or similar events.

               "Funds From Operations" means net income as reflected on the
Company's year end financial statements prepared in the ordinary course of business, as adjusted in accordance with the guidelines of NAREIT for purposes of determining Funds From Operations, computed in connection with preparation of the Company's public filings.

          (d)  Restricted Stock Award.  (A)  At the Effective Time the
Company shall sell to Executive 75,000 restricted shares of Common Stock of the Company (the "Restricted Stock").  The agreement pursuant to which the
Restricted Stock is awarded shall provide that the Restricted Stock shall become nonforfeitable ("vest") with respect to one fifth of such shares on each of the anniversaries of the Effective Time; provided that Executive is employed by the Company on each such vesting date.  Furthermore, the agreement shall provide that the Restricted Stock shall fully vest (i) on a termination of Executive's employment for any reason following a Change in
Control (as defined herein); (ii) upon Executive's death or termination of employment by the Company due to Disability (as defined herein), (iii) if
Executive terminates his employment for Good Reason (as defined herein), or
(iv) if Executive's employment is terminated by the Company without Cause (as defined herein).  The agreement shall also provide that upon a termination of employment by the Company for Cause or a voluntary termination of employment by the Executive without Good Reason, the Company shall be obligated to purchase from the Executive and Executive shall be obligated to sell to the
Company any unvested shares of Restricted Stock for the lesser of: (i) the
Purchase Price and (ii) the fair market value of the Common Stock on the date the Executive's employment terminates.

               (B)  The total purchase price for the Restricted Stock is [$
__________](1) (the "Purchase Price").  The Purchase Price shall be evidenced by the Executive's full recourse promissory note (the "Note") maturing on the fifth anniversary of its issue date, bearing interest at the rate specified in the Note (the "Note Obligations").  The Note shall provide that upon the earliest to occur of: (i) the full satisfaction of any and all Note
Obligations, (ii) the fifth anniversary of the issue date, if the Executive is employed by the Company on such date or (iii) the termination of the
Executive's employment with the Company: (w) for any reason following a
Change in Control (as defined herein); (x) by the Company without Cause (as defined herein); (y) by the Executive for Good Reason (as defined herein) or
(z) due to the Executive's death or Disability (as defined herein), the Note and any security interest created thereby shall terminate and the Executive shall have no obligations under the Note.  The Company shall pay the
Executive the additional amount necessary to provide the Executive with a full gross up (the "Gross Up Payment") for any federal, state or local income taxes or employment taxes (including any of the foregoing taxes imposed on or attributable to the Gross Up Payment) due at the time his obligations under the Note terminate.
______________
(1)  The Purchase Price per share of Restricted Stock will be the average of the opening and closing prices of the Common Stock of the Company on the first day of trading of the Common Stock on the New York Stock Exchange.

     5.   Employee Benefit Plans.

     During the term of employment Executive shall be entitled to participate in all of the Company's employee benefit plans (including pension, retirement, savings benefit, health and dental insurance programs, group and life insurance plans and programs) maintained by the Company from time to time in accordance with the terms of such employee benefit plans as in effect from time to time.  Notwithstanding the foregoing, nothing herein shall obligate the Company to continue, maintain or establish any such employee benefit plans.  The Company will maintain at its expense throughout the
Executive's term of employment term life insurance or split dollar insurance arrangements in the face amount of at least $5 million for the benefit of the
Executive's estate or designated beneficiaries.  The Executive agrees that the Company may also maintain life insurance policies on the life of the
Executive as to which the Company is the beneficiary.  The Executive agrees to cooperate by performing all of the requirements of the life insurer(s)
which may be conditions to the requirements of the life insurer(s).

     6.   Other Benefits.

     The Company shall reimburse Executive, upon proper accounting, for reasonable expenses and disbursements incurred by him in the course of his performance of his duties hereunder.  The Executive shall be entitled to four
(4) weeks of vacation without reduction in salary.  Executive shall be provided with such other benefits and perquisites which are generally made available from time to time to senior management employees of the Company.
Executive shall have the right to continued use of an automobile and the
Company shall pay all costs related to the operation, insurance and maintenance of such automobile.

     7.   Termination and Severance Benefits.

          (a)  Executive's employment under this Employment Agreement shall immediately terminate and all rights, benefits and obligations hereunder shall cease in the event of Executive's death except for benefits accrued but unpaid for any period prior to his death, including, but not limited to, any
Performance Bonus or other benefit provided for under Paragraph 4 of this
Agreement, and except as provided in Paragraphs 4(d) and 7(c).

          (b)  In the event that a reputable medical doctor ("Consulting
Physician") selected by the Board of Trustees of the Company and engaged at the expense of the Company determines that Executive, by reason of physical or mental disability, is and has been unable to perform substantially his usual and customary duties under this Agreement for a period of ninety (90)
consecutive days or on hundred twenty (120) days in the aggregate in any twelve (12) month period ("Disability"), Executive's employment under this
Employment Agreement shall be terminated and all benefits and obligations hereunder shall cease except for benefits accrued but unpaid for any period prior to the beginning of such Disability, including, but not limited to, any
Performance Bonus or other benefit provided for under Paragraph 4 of this
Agreement, and except as provided in Paragraphs 4(d) and 7(c).

          (c)  Upon termination of Executive's employment under this
Agreement resulting from his death or Disability, the Company shall continue to pay the Executive's salary to the estate of the Executive (in the event of death) or to the Executive (in the event of Disability) for a period of twelve (12) months from the date of termination (the "Severance Period").  In the event of the Executive's Disability, Executive shall also receive, during the Severance Period, those fringe benefits, perquisites and coverages described in Paragraphs 5 and 6.  The amount of any payments to be paid to
Executive as a result of Disability shall be reduced by any payments received by the Executive from any disability or other policies paid for by the
Company.

          (d)  The Company shall have the right to terminate Executive's employment under this Agreement for Cause.  "Cause" means an act or omission:
(i) causing material injury to the Company or any affiliates of the Company and involving financial gain or benefit to the Executive, his family or his affiliates; (ii) involving repeated material breach of the Executive's obligations; (iii) which is a material failure of the Executive to perform his duties or failure to adhere to instructions from the Board of Trustees after written notice from the Board; (iv) constituting a felony, or involving any material financial defalcation; (v) involving public intoxication or use of controlled substances without a prescription therefor; or (vi) causing material damage to the reputation of the Company or any affiliate of the
Company;

          (e)  Executive shall have the right to terminate his employment under this Agreement for Good Reason.  "Good Reason" means (i) the assignment to Executive of any duties materially inconsistent with his status as
President and Chief Executive Officer of the Company; (ii) a material breach by the Company of any material provision of this Agreement which breach is not remedied within thirty (30) days after receipt by the Company of notice thereof from Executive or, notwithstanding such cure, repeated or systematic and material breaches by the Company of any material provision of this
Agreement; (iii) any Change in Control of the Company.  "Change in Control"
means the closing of a transaction or a series of related transactions which has not been approved in advance by the Board of Trustees of the Company which involves (i) a transfer of all or substantially all of the Company's assets and business (whether structured as an acquisition, sale of assets, merger, consolidation or otherwise, and whether or not the Company is the surviving entity of the transaction) or (ii) an exchange of equity securities of the Company or a controlled affiliate for assets or stock of another entity or person, after which transaction less than 50% of the equity
(regardless of the form of the equity interests) of the Company or controlled affiliate (or the surviving entity, as the case may be) is owned by the persons and entities who were the shareholders of the Company or partners in any affiliate immediately prior to the closing of the transaction.

          (f)  Upon termination of Executive's employment under Paragraph
7(d) of this Agreement, the Company shall pay the Executive's salary through the date of termination and, except as provided in Paragraph 4(d), shall have no further obligations to the Executive under this Agreement.  Upon termination of Executive's employment under Paragraph 7(e) of this Agreement, the Company shall, in addition to the benefits provided under Paragraph 4(d), pay to Executive a severance benefit, in four (4) equal quarterly payments beginning at the end of the calendar quarter in which termination occurs, in an amount equal to the greater of (A) the aggregate sum of all compensation due to the Executive hereunder during the balance of the term of employment, assuming that the annual bonuses payable to the Executive during such period equal the average of the annual bonuses paid to the Executive under this
Agreement prior to the termination of employment, or (B) 199% of Executive's annual salary and bonus for the year immediately prior to such termination;
and shall continue the medical, dental and life insurance coverages (or coverage similar thereto) being provided Executive immediately prior to the date of termination of employment which shall be continued in effect, at the
Company's expense (provided that coverage can be obtained at commercially reasonable rates), for a period ending on the sooner of three years from the date of termination of employment or the date on which Executive obtains new employment which provides him with such coverage; provided, however, that in no event shall any payment be made under this Section 7(f) to the extent such payment would constitute an "excess parachute payment" within the meaning of
Section 280G of the Internal Revenue Code, of 1986, as amended (the "Code")
determined without regard to Section 280G(b)(4) of the Code.

     8.   Indemnification.

     The Company shall defend and hold Executive harmless to the fullest extent permitted by law in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by
Executive of services for, or action of Executive as a director, officer or employee of the Company or any affiliate of the Company, or of any other person or enterprise at the Company's request.  To the extent required, the
Company shall amend its by-laws and articles to reflect the foregoing.

     9.   Noncompetition.

     Executive agrees that during the Term of Employment and for a period of one (1) year following the termination of this Agreement ("Covenant Period"):

          (a)  Not to hire, directly or indirectly, or entice or participate in any efforts to entice to leave the Company's employ, any person who was an employee of the Company.

          (b)  Not to directly or indirectly solicit, induce or influence any person, including without limitation any tenant or prospective tenant of any retail shopping center or other commercial real estate owned, directly or indirectly, in whole or in part, by the Company or its affiliates or with whom the Company or any of its affiliates has a direct or indirect business relationship (each, a "Restricted Party") anywhere within a geographical area in which the Company and the Executive, any affiliate of Executive, any entity which employs Executive or any entity in which Executive owns a beneficial interest (an "Executive Affiliate") are then in competition
("Restricted Territory") to discontinue or reduce the extent of such
Restricted Party's relationship with the Company or any of its affiliates in the Restricted Territory (including, without limitation, to terminate a lease before the stated expiration date, to reduce the amount of space demised pursuant to a lease, to fail to enter into a proposed lease or to fail to exercise any renewal or expansion in any then existing lease).

          (c)  To hold in a fiduciary capacity for the benefit of the Company and its affiliates, and not directly or indirectly use or disclose any Trade
Secret (as hereinafter defined), that the Executive may have acquired during the term of his employment by the Company for so long as such information remains a Trade Secret.  In addition to the foregoing and not in limitation thereof, the Executive agrees that during the period of his employment by the
Company and the Covenant Period, he will hold in a fiduciary capacity for the benefit of the Company and its affiliates and shall not directly or indirectly use or disclose, any Confidential or Proprietary Information that the Executive may have acquired (whether or not developed or compiled by the
Executive and whether or not the Executive was authorized to have access to such information) during the term of, in the course of or as a result of his
employment by the Company.   "Trade Secret" means information including, but
not limited to, technical or nontechnical data, a formula, a pattern, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which derives economic value, actual or potential from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and is the subject of reasonable efforts by the Company or any affiliate to maintain its secrecy.  "Confidential or Proprietary Information" means any secret, Confidential or Proprietary Information of the Company or any
affiliate not otherwise included in the definition of Trade Secret.  The term does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Company or any affiliate.

          (d)  The Executive acknowledges that the restrictions, prohibitions and other provisions hereof, including without limitation the definition of
Restricted Territory, are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of the
Company and its affiliates, and are a material inducement to the Company and its affiliates to enter into the Reorganization Agreement.  In the event of a breach or attempted breach of this Paragraph 9, the Company shall be entitled to preliminary and permanent injunctive relief without proof of actual damages or posting of any bond or other security.  The Executive hereby waives, and covenants not to assert in any action or proceeding relating to this Agreement, any claim or defense that there exists an adequate remedy at law for breach of this Agreement.

          (e)  Notwithstanding the foregoing, the Executive's ownership interests in, and participation in the management and operation of, Laurel
Mall Associates, Renaissance Plaza Associates and Lane Plaza Associates shall not be deemed to violate the provisions of this Paragraph 9.

     10.  Arbitration.

          The parties hereto will endeavor to resolve in good faith any controversy, disagreement or claim arising between them, whether as to the interpretation, performance or operation of this Agreement or any rights or obligations hereunder.  If they are unable to do so, any such controversy, disagreement or claim will be submitted to binding arbitration, for final resolution without appeal, by either party giving written notice to the other of the existence of a dispute which it desires to have arbitrated.  The arbitration will be concluded in Philadelphia, Pennsylvania by a panel of three (3) arbitrators and will be held in accordance with the rules of the
American Arbitration Association.  Of the three arbitrators, one will be selected by the Company, one will be selected by the Executive and the third will be selected by the two arbitrators so selected.  Each party will notify the other party of the arbitrator selected by him or it within fifteen (15)
days after the giving of the written notice referred by him or it within fifteen (15) days after the giving of the written notice referred to in this
Paragraph 10.  The decision and award of the arbitrators must be in writing and will be final and binding upon the parties hereto.  Judgment upon the award may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.  The expenses of arbitration will be borne in accordance with the determination of the arbitrators with respect to the dispute or difference undergoing arbitration, all other obligations of the parties will continue as stipulated herein, and all monies not directly involved in such dispute or difference will be paid when due.

     11.  Conflicting Agreements.

          Each party hereto hereby represents and warrants to the other party that the entering into this Agreement, and the obligations and duties undertaken by such party hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of, any other employment or other agreement to which he or it is a party.

     12.  Successors and Assigns.

          (a)  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives but may not be assigned by the Executive.

          (b)  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to properly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain and deliver to Executive such assumption and agreement prior to (but effective only upon) such succession shall be a material breach of this Agreement.

     13.  Notices.

          All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given when delivered by hand or 5 days after being mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, to the other party, addressed as follows:

          If to The Company:

               Plymouth Plaza
               580 W. Germantown Pike, Suite 200
               Plymouth Meeting, PA 19462
               Attention:  Managing Trustees
               (with copies to all the Board of the Company
               at their addresses as reflected on the records of the Company)

          If to Executive:

               1120 Ivymont Road
               Rosemont, PA 19010
               With a copy to:
               Stanley S. Cohen, Esquire
               2000 Market Street - 10th Floor
               Philadelphia, PA 19103

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.  The Company's right to terminate the
Executives's employment under this Agreement pursuant to Paragraph 7(d) may only be exercised following at least 30 days notice to the Executive hereunder, such notice to specify the basis for such termination and be accompanied by a copy of a resolution duly adopted by the affirmative vote by a majority of all of the Trustees of the Company at a meeting of the Trustees held pursuant to notice thereof given to the Executive.

     14.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Pennsylvania, without regard to conflicts of law.

     15.  Severability.

          If any provision of this Agreement is deemed, by a court of competent jurisdiction, to be unenforceable as written it shall be construed more narrowly to be as broad as is enforceable.  If any provision of this
Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement.

     16.  Prior Understandings.

          This Agreement embodies the entire understanding of the parties hereof, and, except as hereinafter provided, supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof.  Without limiting the generality of the foregoing, the provisions of the employment agreement dated December 31, 1997 with respect to the reduction in base salary, the restriction on OP Units, as well as the provision with respect to management and leasing termination bonuses shall have no further effect.  Notwithstanding the foregoing, the stock options heretofore granted to Executive by CV Reit, Inc. shall remain in effect and shall, on at the Effective Time, be assumed by the Company.  Simultaneously with the execution of this Agreement, the Company is granting Executive stock options with respect to 25,000 shares.  No change, alteration or modification hereof may be made except in a writing, signed by the parties hereto.  The headings in this Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

     17.  Execution in Counterparts.

          This Agreement may be executed by the parties hereto in
counterparts, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the day and year first above written.

                                        KRAMONT REALTY TRUST

        /s/ Mary Gannon                     /s/ Etta M. Strehle
Attest: _______________________         By: ______________________________
        Secretary                            Name:  Etta M. Strehle
                                             Title: Financial V.P. and
                                                       Treasurer

               /s/ Louis P. Meshon, Sr.
               _________________________________
                  Louis P. Meshon, Sr.